Sharplink

April 3, 2026

Galaxy Digital Capital Management LP
300 Vesey Street, 13th Floor
New York, NY 10282
Via Email to:
CC: Steve Kurz

Dear Mr. Kurz,

This letter serves to formally confirm our conversation that Sharplink, Inc., f/k/a Sharplink Gaming, Inc., ("Sharplink") and Galaxy Digital Management LP ("Galaxy") have mutually agreed to terminate the May 30, 2025 Asset Management Agreement between our organizations (the "Agreement"), as Sharplink has brought asset management on team. This letter confirms that the Parties agree that the Agreement will be terminated effective as of May 31, 2026 (the "Termination Effective Date"). Defined terms not specified herein shall have the meaning given in the Agreement.

As of the Termination Effective Date, the Parties agree as follows:

(i) Sharplink has paid, or shall pay within 10 business days following receipt of invoice by Galaxy, all amounts due and owing under the Agreement prior to the Termination Effective Date,,

(ii) Sharplink will owe no further financial obligations to Galaxy pursuant to the Agreement after the Termination Effective Date,

(iii) Galaxy will no longer be Sharplink's attorney-in-fact in accordance with Section 3(b) of the Agreement and will be relieved of all responsibility and authority of the asset management of any Account Assets listed in Section 3(a) or elsewhere in the Agreement,

(iv) Galaxy will cease all access to any Account Assets and Sharplink will eliminate any access Galaxy has to the Account Assets,

(v) the Parties will return or destroy all Confidential Information each has of the other Party (except that Galaxy may retain copies of any Confidential Information as needed to ensure compliance with regulatory requirements appliable to Galaxy and with Galaxy's internal record retention and archiving policies and procedures),

(vi) each Party can make any filings as required by law, including as required by federal securities law or trading market regulations, in which case the Party shall provide the other Party with prior notice of such disclosure and reasonably cooperate with such Purchaser regarding such disclosure, and

(vii) Sections 11 and 12 shall survive termination of the Agreement with respect to liabilities incurred (in the case of Section 11) and information exchanged (in the case of Section 12) prior to the Termination Effective Date, and Section 16 of the Agreement shall apply, *mutatis mutandis*, to this letter as if such provisions were set forth herein.

Please have an authorized signatory acknowledge your agreement with this letter by signing below and returning a copy of the same to me. We appreciate the work we have done together over this past year, and wish Galaxy continued future success.

Sincerely,

**Acknowledged and Confirmed:**

Signed by:
Joseph Chalom

Joseph Chalom, Chief Executive Officer
Sharplink, Inc.
200 S. Biscayne Boulevard, Floor 20
Miami, FL 33131

Signed by:
Steve Kurz

Name: Steve Kurz
Title: Global Head of Asset Management
Galaxy Digital Capital Management GP LLC, its general partner
Date: 4/3/2026